Exhibit 22

Subsidiary guarantors and issuers of guaranteed securities and affiliates whose securities collateralize securities of the registrant

Securities	Co-Issuer Subsidiaries
2.773% Senior Notes due December 2022 issued by Baker Hughes Holdings LLC under the Indenture dated as of October 28, 2008, as supplemented by the Third Supplemental Indenture dated as of December 11, 2017.	Baker Hughes Co-Obligor, Inc.
8.55% Debentures due June 2024 issued by Baker Hughes Holdings LLC under the Indenture dated as of May 15, 1994.	Baker Hughes Co-Obligor, Inc., Baker Hughes Oilfield Operations, LLC and Baker Hughes International Branches, LLC
3.337% Senior Notes due December 2027 issued by Baker Hughes Holdings LLC under the Indenture dated as of October 28, 2008, as supplemented by the Third Supplemental Indenture dated as of December 11, 2017.	Baker Hughes Co-Obligor, Inc.
6.875% Notes due January 2029 issued by Baker Hughes Holdings LLC under the Indenture dated as of May 15, 1991.	Baker Hughes Co-Obligor, Inc.
3.138% Senior Notes due November 2029 issued by Baker Hughes Holdings LLC under the Indenture dated as of October 28, 2008, as supplemented by the Fourth Supplemental Indenture dated as of November 7, 2019.	Baker Hughes Co-Obligor, Inc.
4.486% Senior Notes due May 2030 issued by Baker Hughes Holdings LLC under the Indenture dated as of October 28, 2008, as supplemented by the Fifth Supplemental Indenture dated as of May 1, 2020.	Baker Hughes Co-Obligor, Inc.
5.125% Senior Notes due September 2040 issued by Baker Hughes Holdings LLC under the Indenture dated as of October 28, 2008.	Baker Hughes Co-Obligor, Inc.
4.080% Senior Notes due December 2047 issued by Baker Hughes Holdings LLC under the Indenture dated as of October 28, 2008, as supplemented by the Third Supplemental Indenture dated as of December 11, 2017.	Baker Hughes Co-Obligor, Inc.